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                                                       EXHIBIT 11
             The Advest Group, Inc. and Subsidiaries
           Computation of Net Income Per Common Share


                                         For the quarters ended December 31,
                                                                 Assuming
                                                Primary        Full Dilution
                                          -------------------  -------------
In thousands, except per share amounts       1995      1994*        1995
----------------------------------------------------------------------------
Income before extraordinary credit         $3,132      $858       $3,132

Interest on convertible debentures
   outstanding during the period,
   net of tax and other related expenses       --        --          250
                                           ------     -----       ------
Net income applicable to
   common stock and other
   dilutive securities                     $3,132      $858       $3,382
                                           ======     =====       ======
Average number of common shares
   outstanding during the period            8,385     8,540        8,385

Additional shares assuming:
   Exercise of stock options                  388       164          401
   Conversion of debentures                    --        --        1,515
                                            -----     -----       ------
Average number of common and
   common equivalent shares used
   to calculate net income per
   common share                             8,773     8,704       10,300
                                            =====     =====       ======
Income per common and common
   equivalent share:

Net income                                  $ .36     $ .10        $ .33
                                            =====     =====        =====





* For the quarter ending December 31, 1994, primary and fully diluted net income per common share are equal.














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